                              EMPLOYMENT AGREEMENT


        This Agreement ("Agreement") is made by and between FLOUR CITY INTERNATIONAL, INC., a Nevada corporation (the "Employer"), on the one hand, and the BETA GROUP, INC. ("BGI") as the supplier of the services of THOMAS P. SCULLY and THOMAS P. SCULLY ("Employee" or "TPS"), on the other hand effective as of April 27, 1998.

        1. Employment of BGI and TPS. BGI and TPS shall supply Employer with the services of Employee for the duration of this agreement.

           (a) Services rendered by Employee shall be in conformity with the terms and conditions of this contract.

           (b) BGI and TPS agrees to provide the services of TPS and TPS agrees to serve as the Chief Financial Officer of Employer and, as such, TPS shall have primary responsibility for the duties normally given a Chief Financial Officer, all subject to the direction and control of the Board of Directors of Employer. TPS shall report directly to the CEO and Chairman of the Board of Directors.

           (c) Subject to the direction and control of the Board of Directors of Employer, Employer shall delegate to TPS the authority and responsibility to manage the in-flow and out-flow of all cash, to manage the acquisition and disposal of assets, countersign checks, and other similar authority and responsibilities including, assisting Employer in all required matters related to its public offering, to enable BGI and TPS to carry out its duties.




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           (d) Employee shall devote 90% of a single person's full time working time (not to exceed 200 hours per month following the first 30 days of this Agreement; with unlimited hours prior thereto), attention and energy to the business affairs of the Employer.

          (e) During the duration of Employee's employment under this Agreement, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other entity engaged in the curtain wall industry in any manner which is competitive or conflicting with the business or interest of Employer without prior written consent.

           (f) Employee shall do and perform all services, acts and/or thing necessary or advisable to the conduct of the business of the Employer, subject to and accordance with the terms and conditions of this Agreement and all applicable law.

        2. Relationship Between the Parties. BGI and TPS are contracting with Employer to supply the services of Employee. Employee is an obligor and beneficiary under the Agreement between BGI on the one hand and Employer on the other. Any compensation for services performed by Employee pursuant to this Agreement shall be paid directly to BGI. BGI shall then independently compensate Employee as the subject of this Agreement and Employer shall be relieved of any obligation in connection therewith.

          (a) Employer shall disclose its records to BGI and TPS in the manner customarily available to a Chief Financial Officer, and shall, in such manner, make available to BGI and TPS all information regarding the operation, management and finances of the Employer, without precluding any right the Board of Directors of Employer may have to enter executive session or to maintain any confidentiality required in connection with any such executive session. TPS shall be informed of





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and entitled to attend any and all meetings in which Business, Management or
Financial matters will be discussed, without precluding any right the Board of Directors of Employer may have to enter executive session or to maintain any confidentiality required in connection with any such session. Subject to their fiduciary duties to Employer and to legal rules concerning the disclosure of an Employer's "Information" (as defined in subsection (b) below), BGI and Employee shall be entitled to use and any all information regarding the Business, Management and Financial activities of Employer as it deems appropriate to perform its services hereunder. The Employer understands that in the course of performing its duties hereunder, BGI and Employee may become aware of certain information and may deem it appropriate, subject to approval from Employer, to disclose that information to certain public or private parties who may have an interest in the administration or operation of Employer, and Employer expressly consents to any such disclosure made by BGI and Employee and unequivocally waives any and all claims against BGI and Employee for any such disclosures it may make where the prior approval of the Employer has been obtained (from its Board of Directors or the Executive Committee thereof). In the event that BGI and Employee should consider it a responsibility to make any such disclosure of information that has not been approved for disclosure by Employer, BGI and Employee may immediately terminate this Agreement, but shall not disclose any such information absent legal process.

          (b) Employee understands that certain information regarding
Employer's business may be disclosed to Employee during the course of Employee's association with Employer. Such information may include, but is not limited to client and potential client names, addresses, telephone numbers and project information; mailing labels; project report forms; actual or potential bidding




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data for current or potential projects; information regarding pending projects or proposals; methods of quotation, production or engineering, including quality control and project management; business plans and projections; new product, facility and expansion plans; pricing information, including price lists, quotation guides, previous or outstanding quotations, equipment prices and billing information; estimating programs and methodology; techniques used in, approaches or results of any market research; advertising sources; employee salaries, contract, project and wage information; financial information regarding Employer and its business; customer information reports; and marketing plans and programs; whether written, verbal or contained on computer hardware or software, diskette, tape microfiche or other media ("Information"). This Information is of substantial value and highly confidential, is not known to the general public, is the subject of reasonable efforts to maintain its secrecy, constitutes the professional and trade secrets of Employer and is being provided and disclosed to Employee solely for use in connection with Employee's employment with Employer. In consideration of such employment and receipt of Information, Employee agrees that Employee: (i) will regard and preserve the Information as highly confidential and as the trade secrets of Employer; (ii) will not disclose, nor permit to be disclosed, any of the Information to any person or entity, absent consent and approval from Employer; (iii) will not make any use of the Information for Employee's own benefit or for the benefit of any person or entity other than Employer; and (iv) will return all of the Information, including but not limited to formulations, customer lists, books maintained by Employee, source lists, to Employer within twenty-four (24) hours after request for same.





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        3. Duration of Agreement. Subject to the termination and option provisions of this section, the duration of this Agreement shall be six months and shall begin as of April 27, 1998 and shall terminate October 26, 1998.

          (a) Option to Renew. Unless the duration of this Agreement is terminated in accordance with subsection (b) below, the duration of this Agreement may be renewed for successive thirty (30) day periods under the same terms and conditions herein provided if the Employer has provided fifteen (15) days advance written notice of such intention to renew prior to the termination date and Employee agrees to such renewal.

           (b) Termination of Duration.

                  (i) BGI and Employee acting together may terminate the duration of employment under this Agreement with Employer at any time following the first 30 days of this Agreement, WITH CAUSE (as defined in subsection
(b)(iii) below), upon not less than ten (10) days prior written notice to the Employer. Employer shall have five (5) days to cure the cause of such termination.
                  (ii) Employer may terminate the duration of BGI and Employee's employment under this Agreement at any time following the first 30 days of this Agreement, WITH CAUSE (as defined in subsection (b)(iii) below), upon not less than ten (10) days prior written notice to BGI. Employee shall have five (5) days to cure the cause of such termination.

                  (iii) For purposes of this Agreement the term "WITH CAUSE" shall mean a material breach of this Agreement.

           (c) Effects of Termination.

        If the duration of this Agreement is terminated by Employer except under



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subsection (b) above prior to June 26, 1998, upon such termination, the Employer shall pay BGI, as a severance payment for such termination, $40,000. If the termination occurs after June 25, 1998 but prior to July 26,1998, the severance payment for such termination shall be $32,500. If the termination occurs after July 26, 1998 there shall be no severance payment. BGI or Employee may apply the $40,000.00 retainer, or portion thereof, described in Section 4(b) below against the Employer's obligations to pay such severance payment to BGI. Employee shall not be entitled to any other severance payment from the Employer arising from the termination of the duration of his employment under this Agreement;
provided, however, that if BGI and Employee terminate the duration of employment with Employer as a result of the failure of the Employer to perform the obligations set forth in this Agreement (including termination under (b) (i), above), BGI and Employee reserve and retain all of their rights and remedies at law, in equity and under this Agreement. There shall be no severance payment in the event this Agreement is terminated for cause.

                 (ii) From and after the date of the termination of the duration of Employee's employment with Employer under this Agreement, Employee shall be relieved of all obligations to Employer, and the Employer shall thereafter have no further obligations to Employee with respect to acts, omissions and occurrences arising after the date of such termination. However, termination of the duration of Employee's employment with Employer shall in no event relieve Employer of its obligations to Employer under this Agreement with respect to acts, omissions and occurrences arising prior to such termination, regardless of whether any claim with respect to such acts, omissions, or occurrences arises before or after such termination.





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                  (iii) BGI shall return any unearned or unused portion of the retainer described in Section 4(b) below within thirty (30) days after the termination of this Agreement; provided, however, that if BGI in good faith asserts that it should be entitled to retain all or any portion of such unearned or unused retainer for a period in excess of such thirty (30) day period, BGI and the Employer may agree to such extension on such terms and conditions as are acceptable to the Employee and BGI, and in conformity with this Agreement and the Indemnification Agreement signed concurrently herewith.

       4.     Compensation of Employee.

         Base Salary. Notwithstanding anything contained in this Agreement to the contrary, no compensation or other renumeration or obligation shall be due to BGI or Employee hereunder, other than Employer's obligation to pay Employee at his hourly rate ($180.00) for services provided from April 27, 1998 and business expenses incurred, if BGI and Employee have not completed a due diligence review of matters pertaining to the Employer which is sufficient in scope to allow Employee to execute the Employer's Form S-1 Registration Statement as its Chief Financial Officer within ten (10) days from the date of execution of this Agreement. In the event Employee does not complete the foregoing review within the time period specified, then this Agreement shall automatically terminate with no further rights or obligations of any of the parties to this Agreement.

        (a) Employer shall pay BGI monthly compensation of $25,000.00 (Twenty-five Thousand Dollars), to be disbursed on a monthly basis in "advance" on the 12th day of each month for the duration of this Agreement or, at Employer's election at any time after remitting the third monthly payment hereunder as set forth below, monthly compensation based upon the total number of hours





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of services provided by TPS, including travel time, at the rate of one hundred eighty dollars ($180.00) per hour. Payments will begin on May 12, 1998 and June 12, 1998 and shall continue on the 12th day of each month thereafter by paying the sum of $25,000 each monthly period (or less if calculated on the hourly basis) and shall continue thereafter on the 12th day of each month, until this Agreement is terminated.

        In the event that the parties agree that services hereunder can be provided on less than a full time or less than 90% of a single person's full time working time, payment may be made at the hourly rate set forth above; provided that, (i) Employer advises Employee fifteen (15) days in advance of its intention to pay Employee based upon an hourly rate (part-time basis) for future monthly periods; and (ii) Employee shall be entitled to render its services on a part-time basis primarily from BGI's office in Encino, California, with such travel to Employer's offices or other designations as may be required by Employer.

           (b) Retainer. The Employer shall pay BGI a retainer of $40,000 as a deposit for and to secure the Employer's obligations to pay BGI the monthly rate described above and the Employer's obligations to reimburse BGI for the expenses described in Section 4 (c) below.

           (c) Expenses. The Employer shall reimburse BGI for Employee's business expenses which he may incur in connection with his employment under this Agreement, including, without limitation, travel (excluding "normal meals in Johnson City"), apartment and rental car in Johnson City, hotel, entertainment, attorney's fees for the preparation of this Agreement and the accompanying Indemnity Agreement as well as any other related documents, up to the sum of $6,000.00 for said attorney's fees. On Monday of each week during the duration of this Agreement,




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Employee shall submit to the Employer a written invoice for all amounts required to be paid to Employee and BGI under this Agreement. The Employer shall pay Employee the amount shown on such invoice within two (2) business days after it receives the invoice. The invoices to the Employer shall be paid by the Employer so as to maintain the retainer described in Section 4(b) above at not less than $40,000 during the first sixty (60) days hereunder and thereafter from such retainer; provided that, in no event shall the retainer be reduced below the sum of $32,500 during the period that Employee holds the title of Chief Financial Officer of Employer.

           (d) Interest on Past Due Obligations. Any monetary payment due BGI under subsection (c) above, not received by BGI within thirty (30) days following the date on which it was due, shall bear interest from the thirty-first (31st) day after it was due at the rate of ten percent (10%) per annum, but not exceeding the maximum rate allowed by law.

            (e) Testimony and Post-Retention Services. Should BGI or any of its agents or employees be required to testify at or submit information to any judicial or administrative proceeding (including bankruptcy proceedings) concerning matters in any way related to the services to be provided hereunder or be otherwise required to provide services relating to or connected with the services provided hereunder of any nature whatsoever after the term of this Agreement and any and all extensions thereof have expired, Employer agrees to pay BGI the reasonable value of the time involved by BGI or its agents and/or employees in providing such services, including preparation therefor as well as preparing and attending judicial and administrative proceedings (whether such proceedings be trials, hearings, deposition, answering of interrogatories, producing documents or otherwise). The reasonable value of the time, including travel time, shall be the hourly rate set forth





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in Section 7(a) of this Agreement.

        5. Taxes. BGI shall have the sole and exclusive responsibility to pay when due all federal, state and local taxes, governmental fees and other like expenses as may be applicable to it under this Agreement and shall make and file when due all such reports as may be required in connection therewith. In addition to all other amounts payable to Employee under this Agreement, BGI shall pay when due all withholding taxes and all other employment-related taxes and expenses, including, without limitation, social security and unemployment taxes related to Employee's employment under this Agreement.

        6. Employee Benefits. Employer shall have no responsibility for any employee benefits for BGI or Employee. BGI shall be solely and exclusively responsible for any benefits, if any, that Employee may be entitled to participate in, and BGI shall provide any medical, disability, dental and/or life insurance for Employee. BGI at its own expense shall provide itself and, if possible, TPS, with errors and omissions insurance coverage to the extent such coverage is available. Such insurance shall be in form and substance reasonably satisfactory to Employee and shall be bound for a term of five (5) years.

        7. Directors' and Officers' Insurance. Employer shall obtain directors' and officers' liability insurance covering Employee for any and all damages, expenses, liabilities, costs and expenses, including, without limitation, attorneys' and other professionals' fees, based on occurrences arising from Employee's services under or in connection with this Agreement in form and substance reasonably satisfactory to Employee, effective April 30, 1998 as evidenced by Exhibit A hereto.





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        8. Arbitration, Attorneys' Fees and Cost. Employer, BGI and Employee do
not anticipate any future issues to arise between them, but it is always prudent to provide an amicable process to resolve any that may occur. Therefore, Employer, BGI and Employee mutually agree that Employer, BGI and Employee will use all reasonable efforts to resolve amicably any controversy or claim arising out of or relating to this Agreement. In the event any controversy or claim cannot be resolved by agreement, the parties mutually agree to arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association in effect as of the date of this Agreement (which are incorporated by reference herein), and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction. The arbitration shall proceed in the absence of any party which, after due notice, fails to be present or fails to obtain an adjournment. Should Employer, BGI or Employee institute any action or proceeding respecting this Agreement, the prevailing party will be entitled to reasonable fees, costs and expenses of attorneys, accountants and other professionals and Employees.

      9. Entire Agreement. This Agreement and the accompanying Indemnification Agreement, which is Exhibit B hereto, supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of BGI and Employee by the Employer and contains all of the integrated covenants and agreements between the parties with respect to such employment in any matter whatsoever. Each of the parties hereto represents and acknowledges that each has been represented by his or its own independent counsel in negotiating this Agreement.






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        10. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

        11. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. Terms used in the plural shall include the singular and terms used in the singular shall include the plural. The headings in this Agreement are for convenience of reference only and shall not be used to interpret or change the substance of this Agreement.

        12. Amendments. This Agreement may not be amended, modified, varied or supplemented except by a writing that is signed by BGI, Employee and Employer. BGI, Employee and Employer irrevocably waive any right to seek to amend, modify, vary or supplement this Agreement pursuant to any statute, rule or authority, equitable or otherwise, without the written consent of all parties.

        13. Further Assurances. Employer, BGI and Employee shall execute and deliver any and all documents or instruments and shall take any and all actions which are or may be reasonably necessary to effectuate the purposes of this Agreement.

        14. Counterparts. This Agreement may be executed in one or more counterparts, all which taken together shall constitute one and the same document.

        15. Notices. All notices, demands, requests and other communications required hereunder or given pursuant hereto shall be in writing and shall be deemed given on the second day following the day deposited in the United State mail, first class mail, with postage prepaid and





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properly addressed to the appropriate party at the address set forth below, or at such other place as such party may from time to time hereafter designate to such other party in writing:

        If to Employee or BGI:      THE BETA GROUP, INC.
                                    5023 Haskell Avenue
                                    Encino, California 91436
                                    Attention:     Thomas P. Scully
                                    Telephone:     (818) 784-9630
                                    Facsimile:     (818) 784-7245

        With a copy to:             John A. Lapinski, Esq.
                                    Clark & Trevithick
                                    800 Wilshire Boulevard
                                    Twelfth Floor
                                    Los Angeles, California 90017

        If to Employer:             FLOUR CITY INTERNATIONAL
                                    915 Riverview Drive
                                    Johnson City, Tennessee 37601
                                    Attention:     Michael Russo
                                    Telephone:     (423) 928-2724
                                    Facsimile:     (423) 928-0216

        With a copy to:             William Lopshire, Esq.
                                    Manning, Marder & Wolfe
                                    707 Wilshire Boulevard
                                    Forty-fifth Floor
                                    Los Angeles, California 90017

        All such notices, demands, requests and other communications may also be given by telecopier, telex, telegram, cable or hand delivery, and such notices, demands, requests and other communications shall be deemed given upon delivery to the address set forth above.

        16. Survival. The Employer's obligations under this Agreement shall survive confirmation of any plan of reorganization of the Employer's Chapter 11 case if one should arise or any action under Chapter 7. The Employer irrevocably waives any right to propose any plan that





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is inconsistent with this Agreement.

        17. Successors and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns, including any trustee appointed in any resulting or subsequent Chapter 11 cases or any trustee appointed in any resulting or subsequent Chapter 7 cases; provided, however, that neither BGI, Employee or Employer may assign any of their rights or delegate any of their duties hereunder without the other parties' written consent, and any assignment or delegation made without such consent shall be void. The terms of this Agreement shall be binding upon the Employer, any entity issuing securities under any plan, any entity that acquire property under any plan, and any creditor or equity security holder of the Employer, and all interested parties in the Employer's bankruptcy cases.

        18. Conditions. The effectiveness of this Agreement is subject to (a) unanimous approval of this Agreement by the Board of Directors of Employer or its Executive Committee and due execution of appropriate resolutions evidencing such approval in accordance with applicable law; and (b) unanimous approval by the Board of Directors of Employer of such amendments to the articles and by-laws of the Employer and such resolutions as are required to satisfy the terms of Section 23 below, no later than May 6, 1998.

        19. No Liability. BGI and Employee shall have no responsibility or liability for any claims, obligations, demands, taxes, fees, charges or liabilities of the Employer of whatever kind or nature and whenever and however arising, including, without limitation, any taxes, fees or charges owed by the Employer or any other entity to any federal, state or local government or agency thereof or to any other creditor no matter what the reason. In addition to the insurance provided for above,





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Employer shall indemnify and hold BGI and Employee harmless from any and all liability, whether public or private, including specifically any tax liability of Employer or any of its agents, in the accompanying Indemnification Agreement and to the extent that either Errors and Omissions Insurance or Directors and Officers Liability Insurance is not provided or is not available.

        20. Articles and Bylaws. To the extent necessary, the articles and bylaws of the Employer shall be amended to ensure that the Employer is fully authorized and empowered to enter into this Agreement and that the person signing this Agreement on behalf of the Employer is fully authorized and empowered to do so.

        21. Toxic and Hazardous Waste. Employer agrees that is shall be solely responsible for the removal and disposal of any hazardous wastes, toxic substances or related materials as these are defined by all applicable federal, state and local status, regulations, rules, ordinances, directives, guidelines or requirements (collectively, "Hazardous Materials"), created, generated and/or used by Employer prior to, during or subsequent to entering into this Agreement with BGI and Employee and that the said removal and disposal shall be carried out in compliance with all governmental requirements concerning the same. Employer hereby agrees to indemnify, hold harmless and defend Employee, its successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial or removal action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith, arising out of the following if attributable to the acts or omissions of Employer, its successors and assigns and their employees, agents, contractors or subcontractors;





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           (a) the presence on or in Employer's premises of any Hazardous
Materials occurring during the duration of this Agreement, or any releases or discharges of Hazardous Materials on, in or from the Employer's premises occurring during the duration of this Agreement; or

           (b) any activity carried on or undertaken on or off the Employer's premises during the duration of this Agreement by the Employer's or any employee, agent, contractor or subcontractor of the Employers in connection with the handling, treatment, removal, storage, decontamination, cleanup, transfer or disposal of any Hazardous Materials located in, on, under or about the premises.

        22. Duty to Inform BGI and Employee of Existence of Hazardous Material. If Employer knows, or has reasonable cause to believe that Hazardous Materials or a condition involving or resulting from same, has come to be located in, on, under or about the Employer's premises, other than as previously consented to by BGI and the Employee, Employer shall immediately give written notice of such facts to BGI and Employee within three (3) calendar days. Employer shall also immediately give Employee a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action or proceeding given to, or received from, any governmental authority or private party, or persons entering or occupying the Employer's premises, concerning the presence, spill, release, discharge of, or exposure to, any Hazardous Materials or contamination in, on, under or about the Employer's premises, including but not limited to, all such documents as may be involved in any reportable uses involving the premises.

         23. Indemnification for Hazardous Materials. Employer shall indemnify, protect, defend and hold BGI and Employee harmless from and against any and all losses or damages, liabilities,





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judgments, costs, claims, liens, expenses, penalties, permits and attorneys' and
Employee's fees arising out of or involving any Hazardous Materials or storage tank brought into the Employer's premises by or for the Employer or under the Employer's control. Employer's obligations under this section shall include, but not be limited to, the effects of any contamination or injury to persons, property or the environment suffered by Employer, and the cost of investigation (including Employees' and attorneys' fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Agreement. No termination, cancellation or release agreement entered into by Employer, BGI and Employee shall release Employer from its obligations under this Agreement with respect to Hazardous Materials or storage tanks, unless specifically so agreed by BGI and Employee in writing at the time of such agreement.




                         (SIGNATURES ON FOLLOWING PAGE)






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        As of the 30th day of April, 1998, the parties hereto have executed this
Agreement.

EMPLOYER:

FLOUR CITY INTERNATIONAL, INC.




By:     /s/ Michael Russo
        -------------------------

Name:   Michael Russo
        -------------------------

Title:  President
        -------------------------



EMPLOYEE:



        /s/ Thomas P. Scully
        -------------------------
        Thomas P. Scully



THE BETA GROUP, INC.





By:     /s/ Thomas P. Scully
        ---------------------

Name:   Thomas P. Scully
        ---------------------

Title:  President
        ---------------------






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